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                                                                     EXHIBIT 8.3








                                                July 13, 2001


Plum Creek Timber Company, Inc
999 Third Avenue, Suite 2300
Seattle, Washington 98104-4096


Ladies and Gentlemen:

                  We have acted as special counsel to you, Plum Creek Timber Company, Inc., a Delaware corporation ("Plum Creek"), in connection with the distributions (the "Distributions") to the holders of the Georgia-Pacific Corporation-Timber Group Common Stock, par value $0.80 per share stock issued by Georgia-Pacific Corporation, a Georgia corporation ("Georgia-Pacific") (the "TGP Stock") of all of the outstanding stock of the following direct wholly-owned subsidiaries of Georgia-Pacific: North American Timber Corp., NPI Timber, Inc., GNN Timber, Inc., GPW Timber, Inc., LRFP Timber, Inc., and NPC Timber, Inc. (the foregoing collectively referred to as the "Spincos"); and the subsequent mergers of the Spincos into Plum Creek (the "Mergers"), pursuant to the Agreement and Plan of Merger, dated as of July 18, 2000, as amended as of June 12, 2001, by and among Georgia-Pacific, Plum Creek, and the Spincos (the "Merger Agreement").1 We are rendering this opinion pursuant to Section 6.08(a) of the Merger Agreement.

                  In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, representations, and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the Exhibits thereto, the Registration Statement on Form S-4 (File No. 333-47708) as filed with the Securities and Exchange Commission on October 11, 2000, Amendment No. 1 thereto as filed with the Commission on June 21, 2001, and Amendment No. 2 thereto, filed with the Commission on the date hereof (such Registration Statement, as so amended, including any exhibits thereto, the "Registration Statement"), and

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1        Unless otherwise indicated, all defined terms used herein shall have the meanings assigned to them in the Merger Agreement.

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such other documents and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

                  In addition, as to certain facts material to our opinion, we have relied upon certain statements, representations, and covenants made on behalf of Plum Creek and Georgia-Pacific by officers and other representatives of Plum Creek and Georgia-Pacific, respectively, including representations and covenants set forth in Georgia-Pacific and Plum Creek Tax Matters Officers' Certificates (and accompanying exhibits) signed by officers of Plum Creek and Georgia-Pacific, respectively, dated the date hereof, and on representations from certain holders of 5 percent or more of the TGP Stock. We have assumed that such statements, representations, and covenants are and will continue to be true without regard to any qualification as to knowledge or belief.

                  In rendering our opinion, we have assumed that (i) the Distribution and the Mergers will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will be or have been waived or modified in any respect prior to the Effective Time, (ii) the Registration Statement, the Merger Agreement, and such other documents and records as we have considered reflect all the material facts relating to the Mergers, Georgia-Pacific, and Plum Creek, and (iii) we will be asked to redeliver this opinion prior to the Notice of Redemption Date and prior to the Effective Time based on the facts, conditions and circumstances existing on such dates. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations, and warranties made by Plum Creek and Georgia-Pacific (including those set forth in the Merger Agreement). The legal analysis of the Distribution is particularly dependent on the accuracy of the facts. Any change or inaccuracy in such facts (including events occurring subsequent to the Effective Time) could affect the conclusions stated herein.

                  We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

                  In rendering our opinion, we have relied upon applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, published positions of the Internal Revenue Service (the "Service"),


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and such other authorities as we have considered relevant, in each case, as in effect on the date hereof. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations, and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. The analysis of the consequences of the proposed transaction involves a close evaluation of the applicable legal standards in light of the facts related to the Distribution and the Merger. In addition, the fact pattern of a spin-off followed by a merger into a REIT presents some novel legal and factual issues. Our opinion is not binding on the Service or a court. No assurances can be given that the Service would not assert a position contrary to our opinion and that a court would not agree with the Service's position. A change in any of the authorities upon which our opinion is based could affect our conclusions stated herein.

                  You and Georgia-Pacific filed a request for favorable rulings from the Service with respect to the treatment of the Distribution as a tax-free exchange under section 355. Despite initial non-binding indications that favorable rulings were possible, the Service ultimately declined to issue the rulings that Plum Creek and Georgia-Pacific requested. Based on our discussions with personnel of the Service during the effort to obtain the ruling and on a letter from the Service to Georgia-Pacific's representative Stephen E. Wells dated June 12, 2001, we believe that the Service's unwillingness to issue the ruling was based on its view that the evidence proffered for the business purposes for the Distribution did not satisfy the high standard of proof that the published procedures of the Service require taxpayers to satisfy to receive favorable rulings regarding tax-free spin-offs involving REITs and other tax-advantaged entities and that the reason for not issuing the rulings is not based on a belief by the Service that the proposed transactions do not satisfy the applicable substantive legal requirements under section 355. SEE Rev. Proc. 96-30,
Section 4.04(5), 1996-1 CB 696, 704. The Service's high standard of proof in Revenue Procedure 96-30 is not applicable to a taxpayer's proof of facts during the audit process or any judicial proceedings where the burden of proof is less burdensome. Although we continue to believe that the Distribution meets the high standards of the Service's internal procedures for favorable rulings, given the highly subjective and discretionary nature of such standards the Service, in general, has broad discretion with respect to issuing rulings requested by taxpayers. It is not possible to predict whether the efforts of the parties to obtain a ruling will cause the Distribution to be subject to greater scrutiny or challenge by the Service. Notwithstanding the Service's unwillingness to rule, we are willing to render the opinions set forth herein.

                  Based solely upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:


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                      (i) The Distributions will each qualify as a distribution
described in section 355(a) of the Internal Revenue Code of 1986, as amended (the "Code") and, accordingly, that for Federal income tax purposes:

                          (A) no gain or loss will be recognized by
Georgia-Pacific as a result of the Distributions, except as may result from the recognition of any intercompany gain or loss (defined in Treasury Regulation Sections 1.1502-13 and 1.1502-14) in connection with the Spincos ceasing to be members of the Georgia-Pacific consolidated group;

                          (B) no gain or loss will be recognized by a holder of
TGP Stock solely as a result of the receipt of the stock of the Spincos pursuant to the Distributions;

                          (C) the basis of the stock of each Spinco received by
each holder of TGP Stock pursuant to the Distributions will equal the basis of the TGP Stock exchanged therefor;

                          (D) the holding period of the stock of each Spinco
received by each holder of TGP Stock pursuant to the Distributions will include the holding period of the TGP Stock surrendered in exchange therefor;

                     (ii) each of the Mergers will be treated as a reorganization within the meaning of section 368(a) of the Code;

                    (iii) Plum Creek and the Spincos will each be a party to its respective reorganization; and

                     (iv) the Mergers will not alter the opinions expressed in paragraph (i).

                  Except as expressly set forth above, we express no other opinion. These opinions are expressed as of the date hereof, and we disclaim any undertaking to advise you of changes of the matters stated or assumed herein or any subsequent changes in applicable law. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our prior written consent. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the heading "Material U.S. Federal Income Tax Consequences of the Merger" in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                    Very truly yours,


                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP


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